As Filed With the Securities and Exchange Commission on July 13, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington. D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SONUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4343413
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

22026 20th Avenue S.E., Bothell, Washington  98021

(Address of Principal Executive Offices) (Zip Code)

2007 PERFORMANCE INCENTIVE PLAN

401(k) PROFIT SHARING PLAN AND TRUST

(Full title of the plan)

Alan Fuhrman, Senior Vice President & Chief Financial Officer

Sonus Pharmaceuticals, Inc.

22026 20th Avenue S.E.

Bothell, Washington  98021

(Name and address of agent for service)

(425) 487-9500

(Telephone number, including area code, of agent for service)

Copy to:

K.C. Schaaf, Esq.

Christopher D. Ivey, Esq.

Stradling Yocca Carlson & Rauth, a Professional Corporation

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

(949) 725-4000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value	4,000,000 shares	(3)	$5.23	(2)	$20,920,000	(2)	$642.24

(1)          Pursuant to Rule 416(a), also registered hereunder are an indeterminate number or shares which may become issuable under the Sonus Pharmaceuticals, Inc. 2007 Performance Incentive Plan (the “2007 Plan”) and the 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)          With respect to the 4,000,000 shares of Common Stock registered hereby which could be issued upon exercise of the rights to purchase which the Registrant is authorized to issue under the 2007 Plan and the 401(k) Plan, the aggregate offering price is estimated solely for purposes of calculating the registration fee, in accordance with Rule 457(h) on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low price reported by the Nasdaq Global Market for the Registrant’s Common Stock on July 11, 2007, which was $5.23 per share.

(3)          3,900,000 shares are available for issuance under the 2007 Plan and 100,000 shares are available for issuance under the 401(k) Plan. Previously, 100,000 shares of Common Stock available for issuance under the 401(k) Plan were registered on a registration statement on Form S-8 on March 8, 2001 (Registration No. 333-56704).

PART I

In accordance with Rule 428(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the documents containing the information called for by Part I of Form S-8 will be sent or given to individuals who participate in the Sonus Pharmaceuticals, Inc. 2007 Performance Incentive Plan (the “2007 Plan”) and 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”), and are not being filed with or included in this Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

2007 Plan and 401(k) Plan

This registration statement relates to the 2007 Plan, which was approved by the stockholders of Sonus Pharmaceuticals, Inc. (the “Company,” “we” or “us”) on May 10, 2007 and the 401(k) Plan, which was amended by our Board of Directors on March 15, 2007 to increase the number of shares of our Common Stock issuable thereunder from 100,000 to 200,000.  The 2007 Plan authorizes us to issue up to 3,900,000 shares of our Common Stock thereunder.

Item 3.  Incorporation of Documents by Reference.

The following documents filed or to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this registration statement:

(a)           The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Commission on March 16, 2007;

(b)           The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, as filed with the Commission on May 9, 2007;

(c)           The Company’s Current Report on Form 8-K, as filed with the Commission on March 19, 2007; and

(d)           The description of the Company’s Common Stock, par value $.001 per share, contained in the Company’s registration statement on Form 8-A, as filed with the Commission on August 23, 1996, including any amendment or report filed for the purpose of updating such description.

Information furnished to the Commission under Item 2.02 or Item 7.01 in Current Reports on Form 8-K, and any exhibits relating to such information, filed prior to, on or subsequent to the date of this registration statement is not incorporated by reference into this registration statement.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For the purposes of this registration statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

(a)           As permitted by the Delaware General Corporation Law, the Company’s Certificate of Incorporation eliminates the liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by the Delaware General Corporation Law.

(b)           The Certificate of Incorporation provides that the Company will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Company against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Delaware General Corporation Law.  The Company’s Bylaws provide for a similar indemnity to directors and officers of the Company to the fullest extent authorized by Delaware General Corporation Law.

(c)           The Certificate of Incorporation also gives the Company the ability to enter into indemnification agreements with each of its officers and directors.  The Company has entered into indemnification agreements with each of its directors and executive officers.  The indemnification agreements provide for the indemnification of directors and officers against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

Item 7.  Exemptions from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed as part of this Registration Statement:

Number	Description

4.1

Sonus Pharmaceuticals, Inc. 2007 Performance Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on April 3, 2007).

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation, Counsel to the Company.

23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in the Opinion filed as Exhibit 5.1 attached hereto).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page to this Registration Statement).

Item 9.  Undertakings

(a)                               Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                               To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)                            To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 Item 512(b) of Regulation S-K.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Item 512(h) of Regulation S-K.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on the 13th day of July, 2007.

SONUS PHARMACEUTICALS, INC.

By:	/s/ Alan Fuhrman
Alan Fuhrman
Senior Vice President & Chief Financial Officer
(Principal Financial Officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of Sonus Pharmaceuticals, Inc., do hereby constitute and appoint Michael A. Martino and Alan Fuhrman, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Michael A. Martino	President, Chief Executive Officer	July 13, 2007
Michael A. Martino	and Director (Principal Executive
Officer)

/s/ Alan Fuhrman	Senior Vice President and Chief	July 13, 2007
Alan Fuhrman	Financial Officer (Principal
Financial Officer)

/s/ Craig S. Eudy	Vice President, Corporate Controller	July 13, 2007
Craig S. Eudy	(Principal Accounting Officer)

/s/ Michelle G. Burris	Director	July 13, 2007
Michelle G. Burris

/s/ George W. Dunbar, Jr.	Director	July 13, 2007
George W. Dunbar, Jr.

/s/ Robert E. Ivy	Director	July 13, 2007
Robert E. Ivy

/s/ Dwight Winstead	Director	July 13, 2007
Dwight Winstead

EXHIBITS

Exhibit Number	Description

4.1

Sonus Pharmaceuticals, Inc. 2007 Performance Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on April 3, 2007).

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation, Counsel to the Company.

23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in the Opinion filed as Exhibit 5.1 attached hereto).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page to this Registration Statement).